Exhibit 23
Consent of KPMG LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Princeton National Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No.‘s 333-62643, 333-10641, 333-69019, 333-11763, 333-129484) on Form S-8 of Princeton National Bancorp, Inc. of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Princeton National Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Princeton National Bancorp, Inc.

/s/   KPMG LLP

Chicago, Illinois
March 13, 2006